Exhibit 99.3

RISK FACTORS FOR PREMIER, INC.

(as of August 11, 2020)

The Company is filing these risk factors for the purpose of supplementing and updating the risk factor disclosure contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the SEC on August 23, 2019 and subsequent Quarterly Reports Form 10-Q.

Risk Factors

Our business, operations, and financial position are subject to various risks. Before making an investment in our Class A common stock or other securities we may have outstanding from time to time, you should carefully consider the following risks, as well as the other information contained in this Annual Report. Any of the risks described below could materially harm our business, financial condition, results of operations and prospects, and as a result, the value of an investment in our Class A common stock or other securities we may have outstanding from time to time could decline, and you may lose part or all of such investment value. This section does not describe all risks that are or may become applicable to us, our industry or our business, and it is intended only as a summary of certain material risk factors. Some statements in this Annual Report, including certain statements in the following risk factors, constitute forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of such statements and their limitations. More detailed information concerning other risks or uncertainties we face, as well as the risk factors described below, is contained in other sections of this Annual Report.

Risks Related to Our Business

Our financial condition and results of operations for fiscal year 2021 and beyond may be materially and adversely affected by the ongoing coronavirus (“COVID-19”) pandemic, reoccurrences of COVID-19 or similar pandemics, or other future widespread public health epidemics.

COVID-19 constitutes a global pandemic that has spread throughout the United States and much of the rest of the world. In addition to those who have been directly affected, millions more have been affected by government and voluntary efforts around the world to slow the spread of the pandemic through quarantines, travel restrictions, business shut-downs, heightened border security and other measures. The full extent to which the COVID-19 pandemic will impact our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions to contain it or treat its impact, including the timing, development and deployment of an effective vaccine, or reoccurrences of COVID-19 or similar pandemics.

As a result of the COVID-19 pandemic and potential future pandemic outbreaks, we face significant risks including, but not limited to:

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Changes in the demand for our products and services. We have experienced and may continue to experience demand uncertainty from both significant increases and decreases in demand as a result of COVID-19. There has been a significant increase in demand for personal protective equipment (“PPE”), drugs and other supplies directly related to treating and preventing the spread of COVID-19. However, either voluntarily or due to government orders or advisories, patients, hospitals and other medical facilities have deferred elective procedures and routine medical visits during the crisis, which created a significant decline in the demand for supplies and services not related to COVID-19 in the fourth quarter of fiscal 2020 and such lower demand is expected to continue into fiscal 2021. In addition, as a result of our members’ focus on managing COVID-19 and its impacts, we have experienced a decrease in demand for our consulting and other performance service engagements. Furthermore, during the COVID-19 pandemic, many of our members’ non-acute or non-healthcare facilities, such as education and hospitality businesses, closed, operated on a limited or reduced basis and have delayed re-opening, and, as a result, we may see a material reduction in product sales to those facilities. The extent to which these impacts on demand will continue, and the effect that they will have on our business and operating results, will depend upon future developments that are highly uncertain and cannot be accurately predicted.

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Limited access to our member’s facilities that impacts our ability to fulfill our contractual requirements. Our member hospitals and non-acute care sites have experienced reduced or limited access for non-patients, including our field teams, consultants and other professionals, and travel restrictions have impacted our employees’ ability to travel to our member’s facilities. The long-term continuation, or any future recurrence of these circumstances may negatively impact the ability of our employees to more effectively deliver existing or sell new products and services to our members and could affect our performance of our existing contracts.

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Materials and personnel shortages and disruptions in supply chain, including manufacturing and shipping. The global supply chain has been significantly disrupted due to stay at home orders, border closings and rapidly escalating shipping costs. Borders closings and restrictions in response to COVID-19, particularly regarding China and India, have impacted our access to products for our members. Staffing or personnel shortages due to shelter-in-place orders and quarantines have impacted and, in the future, may impact us and our members or suppliers. In addition, due to unprecedented demand during the COVID-19 pandemic, there are widespread shortages in certain product categories. In the food service line, COVID-19 related illnesses have impacted food processing suppliers and led to plant closures. If the supply chain for materials used in the products purchased by our members through our GPO or products contract manufactured through our direct sourcing business continue to be adversely impacted by restrictions resulting from COVID-19, our supply chain may continue to be disrupted. Failure of our suppliers, contract manufacturers, distributors, contractors and other business partners to meet their obligations to our members or to us, or significant disruptions in their ability to do so due to their own financial or operational difficulties, may adversely impact our operations.

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Requests for contract modifications, payment deferrals or exercises of force majeure clauses. We have and may continue to receive requests for contract modifications, payment waivers and deferrals, payment reductions or amended payment terms from our contract counterparties. We have and may continue to receive requests to delay service or payment on performance service contracts. In addition, we may receive requests from our suppliers for increases to their contracted prices, and such requests may be implemented in the future. In addition, several pharmacy suppliers have exercised force majeure clauses related to failure to supply clauses in their contracts with us because they are unable to obtain raw materials for manufacturing from India and China. The standard failure to supply language in our contracts contains financial penalties to suppliers if they are unable to supply products, which such suppliers may not be able to pay. In addition, we may not be able to source products from alternative suppliers on commercially reasonable terms, or at all.

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Overall economic and capital markets decline. The impact of the COVID-19 pandemic could result in a prolonged recession or depression in the United States or globally that could harm the banking system, limit demand for all products and services and cause other seen and unforeseen events and circumstances, all of which could negatively impact us. The continued spread of COVID-19 has led to and could continue to lead to severe disruption and volatility in the United States and global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. In addition, trading prices on the public stock market, including our Class A common stock, have been highly volatile as a result of the COVID-19 pandemic.

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Managing the evolving regulatory environment. In response to COVID-19, federal, state and local governments are issuing new rules, regulations, changing reimbursement eligibility rules, orders and advisories on a regular basis. These government actions can impact us and our members and suppliers.

The ultimate impact of COVID-19, recurrences, or similar pandemics on our business, results of operations, financial condition and cash flows is dependent on future developments, including the duration of any pandemic and the related length of its impact on the United States and global economies, which are uncertain and cannot be predicted at this time. The impact of the COVID-19 pandemic, recurrences, or future similar pandemics may also exacerbate many of the other risks described in this “Risk Factors” section. Despite our efforts to manage these impacts, their ultimate impact depends on factors beyond our knowledge or control, including the duration and severity of any outbreak and actions taken to contain its spread and mitigate its public health effects. The foregoing and other continued disruptions in our business as a result of COVID-19 could result in a material adverse effect on our business, results of operations, financial condition, prospects and the trading prices of our securities in the near-term and beyond 2020.

We face intense competition, which could limit our ability to maintain or expand market share within our industry and harm our business and operating results.

The market for products and services in each of our operating segments is fragmented, intensely competitive and characterized by rapidly evolving technology and product standards, dynamic user needs and the frequent introduction of new products and services. We face intense competition from a number of companies. The primary competitors for our Supply Chain Services segment are other national and regional GPOs, including in certain cases GPOs owned by healthcare providers, distributors and wholesalers. Our direct sourcing activities compete primarily with private label offerings and programs, product manufacturers and distributors. The competitors in our Performance Services segment range from smaller niche companies to large, well-financed and technologically-sophisticated entities, and includes information technology providers and consulting and outsourcing firms.

With respect to our products and services in both segments, we compete on the basis of several factors, including breadth, depth and quality of our product and service offerings, ability to deliver clinical, financial and operational performance improvement through the use of our products and services, quality and reliability of services, ease of use and convenience, brand recognition and the ability to integrate services with existing technology. Some of our competitors have larger scale, benefit from greater name recognition, and have substantially greater financial, technical and marketing resources. Other of our competitors have proprietary technology that differentiates their product and service offerings from our offerings. As a result of these competitive advantages, our competitors and potential competitors may be able to respond more quickly to market forces, undertake more extensive marketing campaigns for their brands, products and services and make more attractive offers to our members and potential new members.

We also compete on the basis of price in both of our segments. We may be subject to pricing pressures as a result of, among other things, competition within the industry, consolidation of healthcare industry participants, practices of managed care organizations, changes in laws and regulations applicable to our business operations, government action affecting reimbursement, financial stress experienced by our members, and increased revenue share obligations to members. In our Supply Chain Services segment, competitive pressure could result in a material increase in revenue share obligations as our current GPO participation agreements approach renewal or as new GPO members join our GPO programs. Material increases in revenue share obligations to existing or new GPO members could adversely impact our business, financial condition and results of operations. In this competitive environment, we cannot be certain that we will be able to retain our current GPO members or expand our member base on historical terms, favorable terms or at all, and the failure to do so may adversely impact our business, financial condition and results of operations. Furthermore, if pricing on our other products and services experiences significant downward pressure, our business will be less profitable, and our results of operations will be adversely affected.

Moreover, we expect that competition will continue to increase as a result of consolidation in both the healthcare information technology and healthcare services industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, or if new competitors were to enter the healthcare space, the change in the competitive landscape could also adversely affect our ability to compete effectively and could harm our business, financial condition, and results of operations.

Consolidation in the healthcare industry could have a material adverse effect on our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create larger and more integrated healthcare delivery systems with greater market power. We expect regulatory and economic conditions, including the economic impact of COVID-19, to force additional consolidation in the healthcare industry in the future. As consolidation accelerates, the economies of scale of our members’ organizations may grow. If a member experiences sizable growth following consolidation, it may determine that it no longer needs to rely on us and may reduce its demand for our products and services. Some of these large and growing healthcare systems and non-acute care providers may choose to contract directly with suppliers for certain supply categories, and some suppliers may seek to contract directly with the healthcare providers rather than with GPOs such as ours. In connection with any consolidation, our members may move their business to another GPO, particularly when the acquiring hospital or hospital system is a member of a competing GPO or where the post-acquisition management of our member is aligned with a competing GPO. In addition, as healthcare providers consolidate to create larger and more integrated healthcare delivery systems with greater market power, these providers may try to use their market power to negotiate significantly increased revenue share obligations and fee reductions for our products and services across both of our business segments. Finally, consolidation may also result in the acquisition or future development by our members of products and services that compete with our products and services. Any of these potential results of consolidation could have a material adverse effect on our business, financial condition and results of operations.

We may experience significant delays in recognizing revenue or increasing revenue if the sales cycle or implementation period with potential new members takes longer than anticipated.

A key element of our strategy is to market the various products and services in our Supply Chain Services and Performance Services segments directly to healthcare providers, such as health systems and acute care hospitals, and to increase the number of our products and services utilized by existing members. The evaluation and purchasing process is often lengthy and involves significant technical evaluation and commitment of personnel by these organizations. Further, the evaluation process depends on a number of factors, many of which we may not be able to control, including potential new members’ internal approval processes, budgetary constraints for technology spending, member concerns about implementing new procurement methods and strategies and other timing effects. In addition, the contract or software implementation process for new products or services can take six months or more and, accordingly, delay our ability to recognize revenue from the sale of such products or services. If we experience an extended or delayed implementation cycle in connection with the sale of additional products and services to existing or new members, it could have a material adverse effect on our business, financial condition and results of operations. In addition, changes in accounting standards that impact revenue recognition, such as Revenue from Contracts with Customers (Topic 606), could adversely impact our ability to recognize revenue consistent with our historical practices and could have a material adverse effect on our business, financial condition and results of operations.

If members of our GPO programs reduce activity levels or terminate or elect not to renew their contracts, our revenue and results of operations may decrease materially.

We have GPO participation agreements with all of our GPO members. Our GPO participation agreements may generally be terminated for cause or in the event of a change of control of the GPO member. In addition, the GPO member can terminate the GPO participation agreement at the end of the then-current term by notifying Premier LP of the member’s decision not to renew. There can be no assurance that our GPO members will extend or renew their GPO participation agreements on the same or similar economic terms, or at all, or that the GPO members will not terminate their GPO participation agreements for cause or due to a change of control. Failure of our GPO members to maintain, extend or renew their GPO participation agreements on the same or similar economic terms, or at all, may have a material adverse impact on our business, financial condition and results of operations.

Our success in retaining member participation in our GPO programs depends upon our reputation, strong relationships with such GPO members and our ability to deliver consistent, reliable and high-quality products and services, and a failure in any of these areas may result in the loss of GPO members. Some of our GPO competitors offer higher revenue share arrangements compared to our average arrangements. Our ability to retain and expand participation in our GPO programs depends upon our ability to provide overall value to GPO members, including competitive revenue share arrangements, in an economically competitive environment. In addition, GPO members may seek to modify or elect not to renew their contracts due to factors that are beyond our control and are unrelated to our performance, including a change of control, changes in their strategies or business plans, changes in their supply chain personnel or management, or economic conditions in general. When contracts are reduced by modification or not renewed for any reason, we lose the anticipated future revenue associated with such contracts and, consequently, our revenue and results of operations may decrease materially.

Historically, we have enjoyed a strong strategic alignment with our GPO members, in many cases as a result of such GPO members being significant equity owners of both us and Premier LP. As a result of our recent restructuring, our member-owners no longer have an equity interest in Premier LP. Furthermore, the member-owners that received equity as part of the restructuring are free to sell their equity interest in us at any time. Any significant reduction in our member-owners’ equity holdings in us could result in reduced alignment between us and such member-owners, which may make it more difficult to retain these GPO members or to ensure that they extend or renew their GPO participation agreements on the same or similar economic terms, or at all, the failure of which may have a material adverse impact on our business, financial condition and results of operations.

We derive a significant portion of our revenues from our largest members, some of which are also GPOs that serve our members.

GNYHA was our largest GPO member owner prior to the acquisition of the assets of Acurity, Inc. and Nexera, Inc. on February 28, 2020 at which time we acquired the individual GPO participation agreements of the members of GNYHA. Excluding GNYHA, our top five members comprised approximately 13% of our consolidated net revenues and approximately 12% of our gross administrative fee revenues for the fiscal year ended June 30, 2020. The sudden loss of any significant member or a number of smaller members that are participants in our group purchasing programs or a material change in revenue share or other economic terms we have with such member or members could materially and adversely affect our business, financial condition and results of operations. In addition, certain of our significant members are themselves GPOs with their own respective direct contracting relationships, including relationships with some of our other members. The sudden loss of any of these members may also result in increased competition for our Supply Chain Services segment and could materially and adversely affect our business, financial condition and results of operations.

The markets for our clinical analytics products and services that are SaaS- or licensed-based may develop more slowly than we expect, which could adversely affect our revenue and our ability to maintain or increase our profitability.

Our success will depend on the willingness of existing and potential new members to increase their use of our clinical analytics products and services that are SaaS- or licensed-based. Many companies have invested substantial resources to integrate established enterprise software into their businesses and therefore may be reluctant or unwilling to switch to our products and services. Furthermore, some companies may have concerns regarding the risks associated with the security and reliability of the technology delivery model associated with these services. If companies do not perceive the benefits of our products and services, then the market for these products and services may not expand as much or develop as quickly as we expect, which would significantly adversely affect our business, financial condition and results of operations.

Our members are highly dependent on payments from third-party healthcare payers, including Medicare, Medicaid and other government-sponsored programs, and reductions or changes in third-party reimbursement could adversely affect these members and consequently our business.

Our members derive a substantial portion of their revenue from third-party private and governmental payers, including Medicare, Medicaid and other government sponsored programs. Our sales and profitability depend, in part, on the extent to which coverage of and reimbursement for our products and services our members purchase or otherwise obtain through us is available to our members from governmental health programs, private health insurers, managed care plans and other third-party payers. These third-party payers are increasingly using their enhanced bargaining power to secure discounted reimbursement rates and may impose other requirements that adversely impact our members’ ability to obtain adequate reimbursement for our products and services. If third-party payers do not approve our products and services for reimbursement or fail to reimburse for them adequately, our members may suffer adverse financial consequences which, in turn, may reduce the demand for and ability to purchase our products or services.

In addition, government actions could limit government spending generally for the Medicare and Medicaid programs, limit payments to healthcare providers and increase emphasis on financially accountable payment programs such as accountable care organizations, bundled payments and capitated primary care that could have an adverse impact on our members and, in turn, on our business, financial condition and results of operations.

We rely on the administrative fees we receive from our GPO suppliers, and the failure to maintain contracts with these GPO suppliers could have a generally negative effect on our relationships with our members and could adversely affect our business, financial condition and results of operations.

Historically, we have derived a substantial amount of our revenue from the administrative fees that we receive from our GPO suppliers. We maintain contractual relationships with these suppliers which provide products and services to our members at reduced costs and which pay us administrative fees based on the dollars spent by our members for such products and services. Our contracts with these GPO suppliers generally may be terminated upon 90 days’ notice. A termination of any relationship or agreement with a GPO supplier would result in the loss of administrative fees pursuant to our arrangement with that supplier, which could adversely affect our business, financial condition and results of operations. In addition, if we lose a relationship with a GPO supplier we may not be able to negotiate similar arrangements for our members with other suppliers on the same terms and conditions or at all, which could damage our reputation with our members and adversely impact our ability to maintain our member agreements or expand our membership base and could have a material adverse effect on our business, financial condition and results of operations.

In addition, CMS, which administers the Medicare and federal aspects of state Medicaid programs, has issued complex rules requiring pharmaceutical manufacturers to calculate and report drug pricing for multiple purposes, including the limiting of reimbursement for certain drugs. These rules generally exclude from the pricing calculation administrative fees paid by drug manufacturers to GPOs to the extent that such fees meet CMS’s “bona fide service fee” definition. There can be no assurance that CMS will continue to allow exclusion of GPO administrative fees from the pricing calculation, which could negatively affect the willingness of pharmaceutical manufacturers to pay administrative fees to us, which could have a material adverse effect on our member retention, business, financial condition and results of operations.

If we are unable to maintain our relationships with third-party providers or maintain or enter into new strategic alliances, we may be unable to grow our current base business.

Our business strategy includes entering into and maintaining strategic alliances and affiliations with leading service providers. These companies may pursue relationships with our competitors, develop or acquire products and services that compete with our products and services, experience financial difficulties, be acquired by one of our competitors or other third party or exit the healthcare industry, any of which may adversely affect our relationship with them. In addition, in many cases, these companies may terminate their relationships with us for any reason with limited or no notice. If existing relationships with third-party providers or strategic alliances are adversely impacted or are terminated or we are unable to enter into relationships with leading healthcare service providers and other GPOs, we may be unable to maintain or increase our industry presence or effectively execute our business strategy.

If we are not able to timely offer new and innovative products and services, we may not remain competitive and our revenue and results of operations may suffer.

Our success depends on providing products and services within our Supply Chain Services and Performance Services segments that healthcare providers use to improve clinical, financial and operational performance. Information technology providers and other competitors are incorporating enhanced analytical tools and functionality and otherwise developing products and services that may become viewed as more efficient or appealing to our members. If we cannot adapt to rapidly evolving industry standards, technology and member needs, including changing regulations and provider reimbursement policies, we may be unable to anticipate changes in our current and potential new members’ requirements that could make our existing technology, products or service offerings obsolete. We must continue to invest significant resources in research and development or acquisitions in order to enhance our existing products and services, maintain or improve our product category rankings and introduce new high-quality products and services that members and potential new members will want. If our enhanced existing or new products and services are not responsive to the needs of our members or potential new members, are not appropriately timed with market opportunity or are not effectively brought to market we may lose existing members and be unable to obtain new members and our results of operations may suffer.

Our acquisition activities could result in operating difficulties, dilution, unrecoverable costs and other negative consequences, any of which may adversely impact our financial condition and results of operations.

Our business strategy includes growth through acquisitions of additional businesses and assets. Future acquisitions may not be completed on preferred terms and acquired assets or businesses may not be successfully integrated into our operations or provide anticipated financial or operational benefits. Any acquisitions we complete will involve risks commonly encountered in acquisitions of businesses. Such risks include, among other things:

•	failing to integrate the operations and personnel of the acquired businesses in an efficient, timely manner, which can be exacerbated by pandemics, such as COVID-19;

•	failure of a selling party to produce all material information during the pre-acquisition due diligence process, or to meet their obligations under post-acquisition agreements;

•	potential liabilities of or claims against an acquired company or its assets, some of which may not become known until after the acquisition;

•	an acquired company’s lack of compliance with laws and governmental rules and regulations, and the related costs and expenses necessary to bring such company into compliance;

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an acquired company’s general information technology controls or their legacy third-party providers may not be sufficient to prevent unauthorized access or transactions, cyber-attacks or other data security breaches;

•	managing the potential disruption to our ongoing business;

•	distracting management focus from our existing core businesses;

•	encountering difficulties in identifying and acquiring products, technologies, or businesses that will help us execute our business strategy;

•	entering new markets in which we have little to no experience;

•	impairing relationships with employees, members, and strategic partners;

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failing to implement or remediate controls, procedures and policies appropriate for a public company at acquired companies lacking such financial, disclosure or other controls, procedures and policies, potentially resulting in a material weakness in our internal controls over financial reporting;

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unanticipated changes in market or industry practices that adversely impact our strategic and financial expectations of an acquired company, assets or business and require us to write-off or dispose of such acquired company, assets, or business;

•	the amortization of purchased intangible assets;

•	incurring expenses associated with an impairment of all or a portion of goodwill and other intangible assets due to the failure of certain acquisitions to realize expected benefits; and

•	diluting the share value and voting power of existing stockholders.

In addition, anticipated benefits of our previous and future acquisitions may not materialize. Future acquisitions or dispositions of under-performing businesses could result in the incurrence of debt, significant exit costs, contingent liabilities or amortization expenses, impairments or write-offs of goodwill and other intangible assets, any of which could harm our business, financial condition and results of operations. In addition, expenses associated with potential acquisitions, including, among others, due diligence costs, legal, accounting, technology and financial advisory fees, travel and internal resources utilization, can be significant. These expenses may be incurred regardless of whether any potential acquisition is completed. In instances where acquisitions are not ultimately completed, these expenses typically cannot be recovered or offset by the anticipated financial benefits of a successful acquisition. As we pursue our business strategy and evaluate opportunities, these expenses may adversely impact our results of operations and earnings per share.

Furthermore, the outbreak of COVID-19 has significantly reduced, and future pandemics are likely to significantly reduce, the number of target companies willing to evaluate strategic alternatives and start a process for the sale of part or all of their equity or assets. Numerous potential acquisition targets that had previously expressed an interest in commencing strategic discussions with us during our fiscal 2020 fourth quarter have delayed or deferred indefinitely their exploration of strategic alternatives until there is greater certainty in the country with regard to COVID-19 and its impact on the healthcare market.

Our business and growth strategies also include non-controlling investments in other businesses and joint ventures. In the event the companies or joint ventures we invest in do not perform as well as expected, we could experience the loss of some or all of the value of our investment, which loss could adversely impact our financial condition and results of operations.

Although we conduct accounting, financial, legal and business due diligence prior to making investments, we cannot guarantee that we will discover all material issues that may affect a particular target business, or that factors outside the control of the target business and outside of our control will not later arise. To the extent we invest in a financially underperforming or unstable company or an entity in its development stage that does not successfully mature, we may lose the value of our investment. Occasionally, current and future investments are, and will be, made on a non-controlling basis, in which case we have limited ability to influence the financial or business operations of the companies in which we invest. If our investment loses value, we may be required to write down or write off our investment or recognize impairment or other charges that could adversely impact our financial condition or results of operations and our stock price. Even though these charges may be non-cash items and not have a material impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us and our business strategy and our Class A common stock.

We are subject to litigation from time to time, which could have a material adverse effect on our business, financial condition and results of operations.

We participate in businesses and activities that are subject to substantial litigation. We are from time to time involved in litigation, which may include claims relating to contractual disputes, product liability, torts or personal injury, employment, antitrust, intellectual property or other commercial or regulatory matters. Additionally, if current or future government regulations are interpreted or enforced in a manner adverse to us or our business, specifically those with respect to antitrust or healthcare laws, we may be subject to enforcement actions, penalties, damages and other material limitations on our business. Furthermore, as a public company, we may become subject to stockholder derivative or other similar litigation.

From time to time, we have been named as a defendant in class action antitrust lawsuits brought by suppliers or purchasers of medical products. Typically, these lawsuits have alleged the existence of a conspiracy among manufacturers of competing products, distributors and/or operators of GPOs, including us, to deny the plaintiff access to a market for certain products, to raise the prices for products and/or to limit the plaintiff’s choice of products to buy. No assurance can be given that we will not be subjected to similar actions in the future or that any such existing or future matters will be resolved in a manner satisfactory to us or which will not harm our business, financial condition or results of operations.

We may become subject to additional litigation or governmental investigations in the future. These claims may result in significant defense costs or may compel us to pay significant fines, judgments or settlements, which, if uninsured, could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, certain litigation matters could adversely impact our commercial reputation, which is critical for attracting and retaining customers, suppliers and member participation in our GPO programs. Further, stockholder and other litigation may result in adverse investor perception of our company, negatively impact our stock price and increase our cost of capital.

We rely on Internet infrastructure, bandwidth providers, data center providers and other third parties and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with users, adversely affecting our brand, our business and our financial performance.

Our ability to deliver our Performance Services segment products, as well as operate our e-commerce business, is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet access and services and reliable telephone, Wi-Fi, facsimile and pager systems. We have experienced and expect that we will experience in the future interruptions and delays in these services and availability from time to time. We rely on internal systems as well as third-party suppliers, including bandwidth and telecommunications equipment providers, to provide our services. We have also migrated some of our data center operations to third-party data-hosting facilities. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, and other natural disasters;

•	communications failures;

•	software and hardware errors, failures, and crashes;

•	security breaches and computer viruses and similar disruptive problems; and

•	other potential interruptions.

Any disruption in the network access, telecommunications or co-location services provided by our third-party providers or any failure of or by these third-party providers or our own systems to handle current or higher volume of use could significantly harm our business. We exercise limited control over these third-party suppliers, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with users and adversely affect our business and financial performance and could expose us to third-party liabilities, some of which may not be adequately insured.

Data loss or corruption due to failures or errors in our systems and service disruptions at our data centers may adversely affect our reputation and relationships with existing members, which could have a negative impact on our business, financial condition and results of operations.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our members regard as significant. Complex software such as ours may contain errors or failures that are not detected until after the software is introduced or updates and new versions are released. Despite testing by us, from time to time we have discovered defects or errors in our software, and such defects or errors may be discovered in the future. Any defects or errors could expose us to risk of liability to members and the government and could cause delays in the introduction of new products and services, result in increased costs and diversion of development resources, require design modifications, decrease market acceptance or member satisfaction with our products and services or cause harm to our reputation.

Furthermore, our members might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our product development efforts, impact our reputation and lead to significant member relations problems.

Moreover, our data centers and service provider locations store and transmit critical member data that is essential to our business. While these locations are chosen for their stability, failover capabilities and system controls, we do not directly control the continued or uninterrupted availability of every location. In addition to the services we provide from our offices, we have migrated the majority of our data center operations to a third-party data-hosting facility. Data center facilities are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures, acts of terrorism, acts of war, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, cyber-attacks and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our service. These service interruption events could impair our ability to deliver services or deliverables or cause us to fail to achieve service levels required in agreements with our members, which could negatively affect our ability to retain existing members and attract new members.

If our cyber and other security measures are breached or fail and unauthorized access to a member’s data is obtained, or our members fail to obtain proper permission for the use and disclosure of information, our services may be perceived as not being secure, members may curtail or stop using our services and we may incur significant liabilities.

Our services involve the web-based storage and transmission of members’ proprietary information, personal information of employees and protected health information of patients. From time to time we may detect vulnerabilities in our systems, which, even if not resulting in a security breach, may reduce member confidence and require substantial resources to address. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance, insufficiency, defective design or otherwise, someone may be able to obtain unauthorized access to member or patient data. As a result, our reputation could be damaged, our business may suffer, and we could face damages for contract breach, penalties and fines for violation of applicable laws or regulations and significant costs for notification to affected individuals, remediation and efforts to prevent future occurrences.

In addition to our cyber and other security measures, we rely upon our members as users of our system for key activities to promote security of the system and the data within it. On occasion, our members have failed to perform these activities. Failure of members to perform these activities may result in claims against us that could expose us to significant expense and harm our reputation. In addition, our members may authorize or enable third parties to access their data or the data of their patients on our systems. Because we do not control such access, we cannot ensure the complete propriety of that access or integrity or security of such data in our systems. In addition, although our development infrastructure is based in the United States, we outsource development work for a portion of our products and services to persons outside the United States, particularly India. We cannot guarantee that the cyber and other security measures and regulatory environment of our foreign partners are as robust as in the United States. Any breach of our security by our members or foreign partners could have a material adverse effect on our business, financial condition and results of operations.

Additionally, we require our members to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive. If our members do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be limited or prohibited by state, federal, or international privacy laws or other laws. Any such failure to obtain proper permissions and waivers could impair our functions, processes and databases that reflect, contain or are based upon such data and may prevent use of such data. Moreover, we may be subject to claims or liability for use or disclosure of information by reason of our lack of a valid notice, permission or waiver. These claims or liabilities could subject us to unexpected costs and adversely affect our business, financial condition and results of operations.

We could suffer a loss of revenue and increased costs, exposure to significant liability, reputational harm, and other serious negative consequences if we are subject to cyber-attacks or other data security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us or our members or other third parties.

We manage and store proprietary information and sensitive or confidential data relating to our operations. We may be subject to cyber-attacks on and breaches of the information technology systems we use for these purposes. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third parties, create system disruptions, or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, malware, ransomware and other malicious software programs that attack our systems or products or otherwise exploit security vulnerabilities of our systems or products. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of our systems.

We expend significant capital to protect against the threat of security breaches, including cyber-attacks, viruses, worms, malware, ransomware and other malicious software programs. Substantial additional expenditures may be required before or after a cyber-attack or breach to mitigate in advance or to alleviate any problems caused by cyber-attacks and breaches, including unauthorized access to or theft of personal or patient data and protected health information stored in our information systems and the introduction of computer viruses, worms, malware, ransomware and other malicious software programs to our systems. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential members.

While we provide our domestic and foreign employees and contractors training and regular reminders on important measures they can take to prevent breaches, we often identify attempts to gain unauthorized access to our systems. Given the rapidly evolving nature and proliferation of cyber threats, there can be no assurance our training and network security measures or other controls will detect, prevent or remediate security or data breaches in a timely manner or otherwise prevent unauthorized access to, damage to, or interruption of our systems and operations. For example, it has been widely reported that many well-organized international interests, in certain cases with the backing of sovereign governments, are targeting the theft of patient information through the use of advance persistent threats. In recent years, a number of hospitals have reported being the victim of ransomware attacks in which they lost access to their systems, including clinical systems, during the course of the attacks. We are likely to face attempted attacks in the future. Accordingly, we may be vulnerable to losses associated with the improper functioning, security breach or unavailability of our information systems as well as any systems used in acquired operations.

Breaches of our security measures and the unapproved use or disclosure of proprietary information or sensitive or confidential data about us or our members or other third parties could expose us, our members or other affected third parties to a risk of loss or misuse of this information, result in litigation, governmental inquiry and potential liability for us, damage our brand and reputation or otherwise harm our business. Furthermore, we are exposed to additional risks because we rely in certain capacities on third-party data management providers whose possible security problems and security vulnerabilities are beyond our control.

We may experience cyber-security and other breach incidents that remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventative measures to stop or mitigate any potential damage in a timely manner. Given the increasing cyber security threats in the healthcare industry, there can be no assurance we will not experience business interruptions; data loss, ransom, misappropriation or corruption; theft or misuse of proprietary or patient information; or litigation and investigation related to any of those, any of which could have a material adverse effect on our financial position and results of operations and harm our business reputation.

Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.

We depend upon licenses from third parties, most of which are non-exclusive, for some of the technology and data used in our applications, and for some of the technology platforms upon which these applications are built and operate. We also obtain a portion of the data that we use from government entities and public records and from our members for specific member engagements. We cannot assure you that our licenses for information will allow us to use that information for all potential or contemplated applications and products. In addition, if our members revoke their consent for us to maintain, use, de-identify and share their data, our data assets could be degraded.

In the future, data providers could withdraw their data from us or restrict our usage due to competitive reasons or because of new legislation or judicial interpretations restricting use of the data currently used in our products and services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide products and services to our members would be materially and adversely impacted, resulting in a material adverse effect on our business, financial condition and results of operations.

We also integrate into our proprietary applications and use third-party software to maintain and enhance, among other things, content generation and delivery, and to support our technology infrastructure. Some of this software is proprietary and some is open source. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. These technologies may not be available to us in the future on commercially reasonable terms or at all and could be difficult to replace once integrated into our own proprietary applications. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.

Our use of “open source” software could adversely affect our ability to sell our products and subject us to possible litigation.

The products or technologies acquired, licensed or developed by us may incorporate so-called “open source” software, and we may incorporate open source software into other products in the future. There is little or no legal precedent governing the interpretation of many of the terms of certain of these licenses, and therefore the potential impact of these terms on our business is unknown and may result in unanticipated obligations or litigation regarding our products and technologies. For example, we may be subjected to certain conditions, including requirements that we offer our products that use particular open source software at no cost to the user, that we make available the source code for modifications or derivative works we create based upon, incorporating or using the open source software, and/or that we license such modifications or derivative works under the terms of the particular open source license. In addition, if we combine our proprietary software with open source software in a certain manner, under some open source licenses we could be required to release the source code of our proprietary software, which could substantially help our competitors develop products that are similar to or better than ours. If an author or other party that distributes such open source software were to allege that we had not complied with the conditions of one or more of these licenses, we could be required to incur significant legal costs defending ourselves against such allegations and could be subject to significant damages.

Our direct sourcing activities depend on contract manufacturing facilities located in various parts of the world, and any physical, financial, regulatory, environmental, labor or operational disruption or product quality issues could result in a reduction in sales volumes and the incurrence of substantial expenditures.

As part of our direct sourcing activities, we contract with manufacturing facilities in various parts of the world, including facilities in Cambodia, China, Malaysia, Taiwan, Thailand, Turkey and Vietnam. Operations at these manufacturing facilities could be curtailed or partially or completely shut down as the result of a number of circumstances, most of which are outside of our control, such as unscheduled maintenance, an earthquake, hurricane, flood, tsunami or other natural disaster, significant labor strikes or work stoppages, government implementation of export limitations or freezes, political unrest or pandemics, such as COVID-19. Any significant curtailment of production at these facilities, or production issue resulting in a substandard product, could result in litigation or governmental inquiry or materially reduced revenues and cash flows in our direct sourcing activities. In addition, our business practices in international markets are subject to the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any violation of which could subject us to significant fines, criminal sanctions and other penalties. We expect all of our contracted manufacturing facilities, to comply with all applicable laws, including labor, safety and environmental laws, and to otherwise meet our standards of conduct. Our ability to find manufacturing facilities that uphold these standards is a challenge, especially with respect to facilities located outside the United States. We also are subject to the risk that one or more of these manufacturing facilities will engage in business practices in violation of our standards or applicable laws, which could damage our reputation and adversely impact our business and results of operations.

A material portion of the manufacturing for our direct sourcing activities is conducted in China. As a result, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China as well as trade disputes between China and the United States and the potential imposition of bilateral tariffs. In addition, during the COVID-19 pandemic, China imposed export restrictions and new regulatory requirements on PPE and other medical equipment needed by our member hospitals. The imposition of tariffs or export restrictions on products imported by us from China could require us to (i) increase prices to our members or (ii) locate suitable alternative manufacturing capacity or relocate our operations from China to other countries. In the event we are unable to increase our prices or find alternative manufacturing capacity or relocate to an alternative base of operation outside of China on favorable terms, we would likely experience higher manufacturing costs and lower gross margins, which could have an adverse effect on our business and results of operations. The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, the level of development, the growth rate, the control of foreign exchange, access to financing and the allocation of resources. Additionally, the facilities in Malaysia with which we contract are particularly susceptible to labor shortages, labor disputes and interruptions, and rising labor costs as a result of minimum wage laws, scheduling and overtime requirements.

Due to the volatility of global market prices for PPE products resulting from COVID-19, we have inventory risk for the PPE product inventory we purchased at elevated market prices and, if prices decline materially and/or we are unable to sell our PPE inventory at or above our cost, we may experience a material adverse effect on our business, financial condition and results of operations.

As part of our efforts to satisfy PPE demands of our GPO members, we have and will continue to purchase from time to time PPE product inventory in forward buys at then current global market prices, which are typically elevated due to the volatility of global market prices for PPE products resulting from COVID-19. In addition, as we strive to create a healthier global supply chain with more diversification in country of origin, including a focus on supporting PPE and medical product manufacturing in the United States with our domestic sourcing initiative, we may source more of our products from US-based or near shore manufacturers which may come at a higher acquisition cost than sourcing from Asia or other lower cost countries. If market prices decline materially and we are unable to sell the products for more than our PPE inventory cost, we could experience a material adverse effect on our business, financial condition and results of operations. In addition, if our GPO members are unwilling to pay higher prices for products made in the United States, or if they choose to buy lower cost products manufactured in lower cost countries, now or in the future, this may impact our customer growth and results of operations if we have to lower prices to compete or sell our higher-cost inventory.

If we lose key personnel or if we are unable to attract, hire, integrate and retain key personnel, our business would be harmed.

Our future success depends in part on our ability to attract, hire, integrate and retain key personnel, including our executive officers and other highly skilled technical, managerial, editorial, sales, marketing and customer service professionals. Competition for such personnel is intense. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. We cannot be certain of our ability to identify, hire and retain adequately qualified personnel, if we lose key personnel unexpectedly. In addition, to the extent we lose an executive officer or senior manager, we may incur increased expenses in connection with the hiring, promotion or replacement of these individuals and the transition of leadership and critical knowledge. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition and results of operations.

Failure to protect our intellectual property and claims against our use of the intellectual property of third parties could cause us to incur unanticipated expense and prevent us from providing our products and services, which could adversely affect our business, financial condition and results of operations.

Our success depends in part upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, copyrights and trademarks, as well as customary contractual and confidentiality protections and internal policies applicable to employees, contractors, members and business partners. These protections may not be adequate, however, and we cannot assure you that they will prevent misappropriation of our intellectual property. In addition, parties that gain access to our intellectual property might fail to comply with the terms of our agreements and policies and we may not be able to enforce our rights adequately against these parties. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially and adversely affect any competitive advantage we may have over such competitor. The process of enforcing our intellectual property rights through legal proceedings would likely be burdensome and expensive and our ultimate success cannot be assured. Our failure to adequately protect our intellectual property and proprietary rights could adversely affect our business, financial condition and results of operations.

In addition, we could be subject to claims of intellectual property infringement, misappropriation or other intellectual property violations as our applications’ functionalities overlap with competitive products, and third parties may claim that we do not own or have rights to use all intellectual property used in the conduct of our business or acquired by us. We could incur substantial costs and diversion of management resources defending any such claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. Such claims also might require indemnification of our members at significant expense.

A number of our contracts with our members contain indemnity provisions whereby we indemnify them against certain losses that may arise from third-party claims that are brought in connection with the use of our products.

Our exposure to risks associated with the protection and use of intellectual property may be increased as a result of acquisitions, as we have limited visibility into the development process of acquired entities or businesses with respect to their technology or the care taken by acquired entities or businesses to safeguard against infringement risks. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition thereof.

If we are required to collect sales and use taxes on the products and services we sell in certain jurisdictions or online, we may be subject to tax liability for past sales, future sales may decrease and our financial condition may be materially and adversely affected.

Sales tax is currently not imposed on the administrative fees we collect in connection with our GPO programs. If sales tax were imposed in the future on such fees, the profitability of our GPO programs may be materially and adversely affected.

Rules and regulations applicable to sales and use tax vary significantly by tax jurisdiction. In addition, the applicability of these rules given the nature of our products and services is subject to change.

We may lose sales or incur significant costs should various tax jurisdictions be successful in imposing sales and use taxes on a broader range of products and services than those currently so taxed, including products and services sold online. A successful assertion by one or more taxing authorities that we should collect sales or other taxes on the sale of our solutions could result in substantial tax liabilities for past and future sales, decrease our ability to compete and otherwise harm our business.

If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our products and services, including products and services sold online, we may be liable for past taxes in addition to taxes going forward. Liability for past taxes may also include very substantial interest and penalty charges. If we are required to collect and pay back taxes (and the associated interest and penalties) and if our members fail or refuse to reimburse us for all or a portion of these amounts, we will have incurred unplanned costs that may be substantial. Moreover, imposition of such taxes on our services going forward will effectively increase the cost of such services to our members and may adversely affect our ability to retain existing members or to gain new members in the areas in which such taxes are imposed.

Changes in tax laws could materially impact our effective tax rate, income tax expense, anticipated tax benefits, deferred tax assets, cash flows and profitability.

Continued economic and political conditions in the United States could result in changes in U.S. tax laws beyond those enacted in connection with the TCJA on December 22, 2017 and the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) on March 27, 2020. The full impact of CARES and the ongoing regulatory interpretations thereunder are not known at this time and may have an adverse impact on our results of operations, cash flows and profitability. Further changes to U.S. tax laws could impact how U.S. corporations are taxed. Although we cannot predict whether or in what form such changes will pass, if enacted into law, they could have a material impact on our effective tax rate, income tax expense, ability to fully realize anticipated tax benefits that correspond to our fixed payment obligations associated with the acceleration of our tax receivable agreement (“TRA”), deferred tax assets, results of operations, cash flows, and profitability.

A loss of a major tax dispute could result in a higher tax rate on our earnings, which could result in a material adverse effect on our financial condition and results of operations.

Income tax returns that we file are subject to review and examination. We recognize the benefit of income tax positions we believe are more likely than not to be sustained upon challenge by a tax authority. If any tax authority successfully challenges our positions or if we lose a material tax dispute, our effective tax rate on our earnings could increase substantially and result in a material adverse effect on our financial condition.

We may need to obtain additional financing which may not be available or may be on unfavorable terms and result in dilution to, or a diminution of the rights of, our stockholders and cause a decrease in the price of our Class A common stock.

We may need to raise additional funds in order to, among other things:

•	finance unanticipated working capital requirements;

•	develop or enhance our technological infrastructure and our existing products and services;

•	fund strategic relationships;

•	respond to competitive pressures; and

•	acquire complementary businesses, assets, technologies, products or services.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion strategy, take advantage of unanticipated opportunities, develop or enhance technology or services or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, our then-existing stockholders may be diluted and holders of these newly issued securities may have rights, preferences or privileges senior to those of our then-existing stockholders. The issuance of these securities may cause a material decrease in the trading price of our Class A common stock or the value of your investment in us.

If we cannot refinance or replace our existing credit facility at maturity, it could have a material adverse effect on our ability to fund our ongoing cash requirements. Current or future indebtedness could adversely affect our business and our liquidity position.

We have a five-year $1 billion unsecured revolving credit facility. The credit facility also provides us the ability to incur incremental term loans and request an increase in the revolving commitments under the credit facility, up to an additional aggregate of $350.0 million, subject to the approval of the lenders under the credit facility. As of June 30, 2020, we had $75.0 million outstanding under this credit facility. Our current credit facility matures on November 9, 2023 and any outstanding indebtedness would be payable on or before that date. If we are not able to refinance or replace our existing credit facility at or before maturity or do so on acceptable terms, it would have a material adverse effect on our ability to fund our ongoing working capital requirements, business strategies, acquisitions and related business investments, future cash dividend payments, if any, or repurchases of Class A common stock under any then-existing or future stock repurchase programs, if any.

Our indebtedness may increase from time to time in the future for various reasons, including fluctuations in operating results, capital expenditures and potential acquisitions. Any indebtedness we incur and restrictive covenants contained in the agreements related thereto could:

•	make it difficult for us to satisfy our obligations, including making interest payments on our other debt obligations;

•	limit our ability to obtain additional financing to operate our business;

•

require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund capital expenditures and working capital and other general operational requirements;

•	limit our flexibility to execute our business strategy and plan for and react to changes in our business and the healthcare industry;

•	place us at a competitive disadvantage relative to some of our competitors that have less debt than us;

•	limit our ability to pursue acquisitions; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates or a downturn in our business or the economy.

The occurrence of any one of these events could cause us to incur increased borrowing costs and thus have a material adverse effect on our cost of capital, business, financial condition and results of operations or cause a significant decrease in our liquidity and impair our ability to pay amounts due on our indebtedness.

Our unsecured revolving credit facility contains, among other things, restrictive covenants that will limit our and our subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. The credit facility restricts, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness or issue guarantees, create liens on our assets, make distributions on or redeem equity interests, make investments, transfer or sell properties or other assets, and engage in mergers, consolidations or acquisitions. Furthermore, the credit facility includes cross-default provisions and requires us to meet specified financial ratios and tests. In addition, any debt securities we may issue or indebtedness we incur in the future may have similar or more restrictive financial or operational covenants that may limit our ability to execute our business strategies or operate our Company.

Our quarterly revenues and results of operations have fluctuated in the past and may continue to fluctuate in the future.

Fluctuations in our quarterly results of operations may be due to a number of factors, some of which are not within our control, including:

•	our ability to offer new and innovative products and services;

•	regulatory changes, including changes in healthcare laws;

•	unforeseen legal expenses, including litigation and settlement costs;

•	the purchasing and budgeting cycles of our members;

•	the lengthy sales cycles for our products and services, which may cause significant delays in generating revenues or an inability to generate revenues;

•	pricing pressures with respect to our future sales;

•	the timing and success of new product and service offerings by us or by our competitors;

•	member decisions regarding renewal or termination of their contracts, especially those involving our larger member relationships;

•	the amount and timing of costs related to the maintenance and expansion of our business, operations and infrastructure;

•	the amount and timing of costs related to the development, adaptation, acquisition, or integration of acquired technologies or businesses;

•	the financial condition of our current and potential new members;

•	general economic and market conditions and economic conditions specific to the healthcare industry; and

•	the impact of COVID-19 and future pandemics on the economy and healthcare industry.

Our quarterly results of operations may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of one quarter as an indication of future performance. If our quarterly results of operations fall below the expectations of securities analysts or investors, the price of the Class A common stock could decline substantially. In addition, any adverse impacts on the Class A common stock may harm the overall reputation of our organization, cause us to lose members and impact our ability to raise additional capital in the future.

Risks Related to Healthcare Regulation

The healthcare industry is highly regulated. Any material changes in the political, economic or regulatory environment that affect the GPO business or the purchasing practices and operations of healthcare organizations, or that lead to consolidation in the healthcare industry, could reduce the funds available to providers to purchase our products and services or otherwise require us to modify our services.

Our business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and health systems particularly, as well as our ability to increase the number of programs and services that we sell to our members and other customers. The life sciences and healthcare industry is highly regulated by federal and state authorities and is subject to changing political, economic and regulatory influences. Factors such as changes in reimbursement policies for healthcare expenses, consolidation in the healthcare industry, regulation, litigation and general economic conditions affect the purchasing practices, operations and the financial health of healthcare organizations. In particular, changes in regulations affecting the healthcare industry, such as increased regulation of the purchase and sale of medical products, tariffs, new quality measurement and payment models, data privacy and security, government price controls, modification or elimination of applicable regulatory safe harbors, regulation of third-party administrators or restrictions on permissible discounts and other financial arrangements, could require us to make unplanned modifications of our products and services, result in delays or cancellations of orders or reduce funds and demand for our products and services.

In March 2010, President Obama signed into law the ACA. The ACA is a sweeping measure designed to expand access to affordable health insurance, control healthcare spending and improve healthcare quality. In addition, many states have adopted or are considering changes in healthcare laws or policies in part due to state budgetary shortfalls. The ACA set the industry moving in a clear direction on access to health insurance, payment, quality and cost management. The 2016 election of Donald Trump with unified Republican control of government initially caused a significant re-direction of government policy and resulting uncertainty. In January 2017, President Trump signed an executive order waiving various enforcement provisions under the ACA. While efforts to repeal and replace the ACA failed to pass the Senate in 2017, continued regulatory changes impact the direction of the law, which impact both our member healthcare providers and our business. The 2018 election resulted in renewed uncertainty with the Democrats taking control of the House of Representatives, while the Senate remained Republican controlled. Pending the upcoming 2020 Presidential and congressional elections in November 2020, and potentially thereafter, we are likely to experience another wave of uncertainty with regard to the ACA. The Supreme Court has agreed to hear a case challenging the constitutionality of the ACA brought by a group of state Attorneys General during the 2020-2021 term. A decision in the case will not occur until February 2021, at the earliest. This uncertainty as to the law’s future, or the possible amendment or replacement of the law in the future, could adversely affect our business. Moreover, the Trump administration continues to advance new reforms related to value-based payment, the physician payment system, 340B, provider and supplier price transparency, drug pricing, tariffs and the structure of healthcare regulation, which are apart from changes to the ACA. Taken together, this environment has created significant uncertainty on the overall outlook for the ACA, directions in state laws that also impact healthcare providers, as well as new regulatory challenges. This environment is creating risks for healthcare providers and our business that could adversely affect our business and financial performance.

If we fail to comply with complex federal and state laws governing financial relationships among healthcare providers and submission of false or fraudulent claims to government healthcare programs, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

Anti-Kickback Regulations

We are subject to federal and state laws and regulations designed to protect patients, government healthcare programs and private health plans from fraudulent and abusive activities. These laws include anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims. These laws are complex, and their application to our specific products, services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have over time increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules. From time to time, we and others in the healthcare industry have received inquiries or requests to produce documents in connection with such activities. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted to these efforts. Furthermore, if we are found to be in violation of any federal or state fraud and abuse laws, we could be subject to civil and criminal penalties and we could be excluded from participating in federal and state healthcare programs such as Medicare and Medicaid. The occurrence of any of these events could significantly harm our business, financial performance and financial condition.

Provisions in Title XI of the Social Security Act, commonly referred to as the federal Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services regardless of whether the item or service is covered under a governmental health program or private health plan. Although certain statutory and regulatory safe harbors exist, these safe harbors are narrow and often difficult to comply with. Congress has appropriated an increasing amount of funds in recent years to support enforcement activities aimed at reducing healthcare fraud and abuse. We cannot assure you that our arrangements will be protected by such safe harbors or that such increased enforcement activities will not directly or indirectly have an adverse effect on our business, financial condition or results of operations. Any determination by a state or federal agency that any of our activities violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business or could disqualify us from providing services to healthcare providers doing business with government programs and, thus, could have a material adverse effect on our business, financial condition and results of operations.

CMS has provided specific guidance on the proper treatment on Medicare cost reports of revenue distributions received from GPOs, including us. To assist our members that report their costs to Medicare to comply with these guidelines, such members are required under the terms of the Premier Group Purchasing Policy to appropriately reflect all elements of value received in connection with our IPO on their cost reports. We furnish applicable reports to such members setting forth the amount of such value, to assist their compliance with such cost reporting requirements. Any determination by a state or federal agency that the provision of such elements of value violate any of these laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs, and, thus could have a material adverse effect on our business, financial condition and results of operations.

We periodically receive and respond to questions from government agencies on various matters, and we responded to an informal request in July 2014 from the HHS Office of Inspector General to analyze and discuss how the GPO Participation Agreements comply with the discount safe harbor to the Anti-Kickback Statute. We have had no further correspondence or interaction, oral or written, with the HHS Office of Inspector General regarding Anti-Kickback Statute compliance since that time. There is no safe harbor to the Anti-Kickback Statute that is applicable in its entirety across all of the agreements with our members, and no assurance can be given that the HHS Office of Inspector General or other regulators or enforcement authorities will agree with our assessment. Any determination by a state or federal agency that the terms, agreements and related communications with members, or our relationships with our members violates the Anti-Kickback Statute or any other federal or state laws could subject us to civil or criminal penalties, could require us to change or terminate some portions of our operations or business and could disqualify us from providing services to healthcare providers doing business with government programs and, thus, result in a material adverse effect on our business, financial condition and results of operations.

False Claims Regulations

Our business is also subject to numerous federal and state laws that forbid the submission or “causing the submission” of false or fraudulent information or the failure to disclose information in connection with the submission and payment of claims for reimbursement to Medicare, Medicaid, other federal healthcare programs or private health plans. In particular, the False Claims Act, or FCA, prohibits a person from knowingly presenting or causing to be presented a false or fraudulent claim for payment or approval by an officer, employee or agent of the United States. In addition, the FCA prohibits a person from knowingly making, using, or causing to be made or used a false record or statement material to such a claim. Violations of the FCA may result in treble damages, significant monetary penalties and other collateral consequences, potentially including exclusion from participation in federally funded healthcare programs. The minimum and maximum per claim monetary damages for FCA violations occurring on or after November 2, 2015 and assessed after June 19, 2020 are from $11,665 to $23,331 per claim, respectively, and will be periodically readjusted for inflation. If enforcement authorities find that we have violated the FCA, it could have a material adverse effect on our business, financial condition and results of operations. Pursuant to the ACA, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA.

These laws and regulations may change rapidly and it is frequently unclear how they apply to our business. Errors in claims submitted by our pharmacy benefits management business, as well as errors created by our products or consulting services that relate to entry, formatting, preparation or transmission of claim or cost report information by our members may be determined or alleged to be in violation of these laws and regulations. Any failure of our businesses or our products or services to comply with these laws and regulations, or the assertion that any of our relationships with suppliers or members violated the Anti-Kickback Statute and therefore caused the submission of false or fraudulent claims, could (i) result in substantial civil or criminal liability, (ii) adversely affect demand for our services, (iii) invalidate all or portions of some of our member contracts, (iv) require us to change or terminate some portions of our business, (v) require us to refund portions of our services fees, (vi) cause us to be disqualified from serving members doing business with government payers, and (vii) have a material adverse effect on our business, financial condition and results of operations.

ERISA Regulatory Compliance

As a threshold matter, the obligation for compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code (the “Code”), the ACA, the Heath Insurance Portability and Accountability Act (together with its amendments related to the Health Information Technology for Economic and Clinical Health Act, “HIPAA”), the Mental Health Parity and Addiction Equity Act, the Newborns’ and Mothers’ Health Protection Act, the Women’s Health and Cancer Rights Act, the Consolidated Omnibus Budget Reconciliation Act, the Genetic Information Nondiscrimination Act, and other similar laws governing self-funded group health plans (collectively “Employee Benefit Laws”) generally rests with the our clients to whom we provide third party administrative services (TPA) services). That is, employers/clients that sponsor group health plans generally bear this Employee Benefit Law compliance obligation, rather than entities, like us, that provide TPA services related to the group health plans. In certain cases, however, TPAs to ERISA plans can become “co-fiduciaries” with their clients and, therefore, can be liable for ERISA compliance in a limited capacity. We could become a co-fiduciary either by (1) contractually obligating us to be an ERISA fiduciary or (2) by acting as an ERISA fiduciary based on functions performed. Under ERISA, fiduciary status flows from actions, and TPAs who exercise any discretion over plan administration or exercise any discretion over plan funds are often held to be “functional fiduciaries” with respect to (and limited to) the functions performed that trigger fiduciary status.

We undertake no express liability under ERISA for our clients’ ERISA-governed plans in our template contracts. However, deviations from the template contained in final contracts from this standard language could subject us to liability for breaches of fiduciary duty under ERISA (and related claims, such as ERISA prohibited transactions).

If current or future antitrust laws and regulations are interpreted or enforced in a manner adverse to us or our business, we may be subject to enforcement actions, penalties and other material limitations on our business.

We are subject to federal and state laws and regulations designed to protect competition which, if enforced in a manner adverse to us or our business, could have a material adverse effect on our business, financial condition and results of operations. Over the last decade or so, the group purchasing industry has been the subject of multiple reviews and inquiries by the U.S. Senate and its members with respect to antitrust laws. Additionally, the U.S. General Accounting Office, or GAO, has published several reports examining GPO pricing, contracting practices, activities and fees. We and several other operators of GPOs have responded to GAO inquiries in connection with the development of such reports. No assurance can be given regarding any further inquiries or actions arising or resulting from these examinations and reports, or any related impact on our business, financial condition or results of operations.

Congress, the DOJ, the Federal Trade Commission, or FTC, the U.S. Senate or another state or federal entity could at any time open a new investigation of the group purchasing industry, or develop new rules, regulations or laws governing the industry, that could adversely impact our ability to negotiate pricing arrangements with suppliers, increase reporting and documentation requirements, or otherwise require us to modify our arrangements in a manner that adversely impacts our business, financial condition and results of operations. We may also face private or government lawsuits alleging violations arising from the concerns articulated by these governmental factors or alleging violations based solely on concerns of individual private parties.

If we are found to be in violation of the antitrust laws we could be subject to civil and criminal penalties or damages. The occurrence of any of these events could significantly harm our business, financial condition and results of operations.

Complex international, federal and state, as well as international, privacy, security and breach notification laws may increase the costs of operation and expose us to civil and criminal government sanctions and third-party civil litigation.

We must comply with extensive federal and state requirements regarding the use, retention, security and re-disclosure of patient/beneficiary healthcare information. The Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations that have been issued under it, which we refer to collectively as HIPAA, contain substantial restrictions and complex requirements with respect to the use and disclosure of certain individually identifiable health information, referred to as “protected health information.” The HIPAA Privacy Rule prohibits a covered entity or a business associate (essentially, a third party engaged to assist a covered entity with enumerated operational and/or compliance functions) from using or disclosing protected health information unless the use or disclosure is validly authorized by the individual or is specifically required or permitted under the HIPAA Privacy Rule and only if certain complex requirements are met. The HIPAA Security Rule establishes administrative, organization, physical and technical safeguards to protect the privacy, integrity and availability of electronic protected health information maintained or transmitted by covered entities and business associates. The HIPAA Breach Notification Rule requires that covered entities and business associates, under certain circumstances, notify patients/beneficiaries and HHS when there has been an improper use or disclosure of protected health information.

Our self-funded health benefit plan, and our healthcare provider members (provided that these members engage in HIPAA-defined standard electronic transactions with health plans, which will be all or the vast majority) are directly regulated by HIPAA as “covered entities.” Most of our U.S. hospital members disclose protected health information to us so that we may use that information to provide certain data analytics, benchmarking, consulting or other operational and compliance services to these members and accordingly, we are a “business associate” of those members and are required to protect such health information under HIPAA. With the enactment of the HITECH Act of 2009 and Omnibus Rule in March 2013, the privacy and security requirements of HIPAA were modified and expanded, including further restrictions on the disclosure of protected health information by business associates of covered entities in certain cases when the disclosure is part of a remunerated transaction, and establishment of the HIPAA Breach Notification Rule, which creates a rebuttable presumption that any acquisition, access, use or disclosure of protected health information not permitted under the Privacy Rule requires notice to affected patients/beneficiaries and HHS.

Any failure or perceived failure of our products or services to meet HIPAA standards and related regulatory requirements could expose us to certain notification, penalty and/or enforcement risks, damage our reputation and adversely affect demand for our products and services and force us to expend significant capital, research and development and other resources to modify our products or services to address the privacy and security requirements of our members and HIPAA.

In addition to our obligations under HIPAA there are other federal laws that include specific privacy and security obligations, above and beyond HIPAA, for certain types of health information and impose additional sanctions and penalties. These rules are not preempted by HIPAA. All 50 states, the District of Columbia, Guam, Puerto Rico and the Virgin Islands have enacted legislation requiring notice to individuals of security breaches of information involving protected health information, which is not uniformly defined amongst the breach notification laws. Organizations must review each state’s definitions, mandates and notification requirements and timelines to appropriately prepare and notify affected individuals and government agencies, including the attorney general in many states, in compliance with such state laws. Further, most states have enacted patient and/or beneficiary confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards and special rules for so-called “sensitive” health information, such as mental health, genetic testing results, HIV status and biometric data. These state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them as well.

On June 28, 2018, California passed the California Consumer Privacy Act (“CCPA”), which imposes significant changes in data privacy regulation in response to consumer demand for better protection of personal data and privacy. CCPA imposes consumer protections that are comparable to the European Union’s General Data Protection Regulation (“GDPR”) and took effect on January 1, 2020. In the wake of the CCPA’s passage, approximately 20 other states have introduced similar privacy legislation. Similar proposals are also being considered at the federal level. The CCPA will apply to a wide range of businesses that handle Californians’ personal information and is not limited in scope to entities that have physical operations in California. It applies to for-profit entities “doing business” in the state that either: (i) have a gross annual revenue in excess of $25 million; or (ii) annually buy, receive for commercial purposes, sell or share for commercial purposes personal information of 50,000 or more California consumers, households or devices; or, (iii) derive 50% or more of their annual revenues from selling California consumers’ personal information. CCPA broadens the definition of personal information to include data elements not previously considered under any U.S. law, and we believe that we have taken the steps necessary to comply with new requirements governing the collection, use and sharing of personal information, including updating the disclosures in our privacy notices, establishing processes for responding to consumer rights requests, observing restrictions on data monetization practices, revisiting relationships and, where necessary, revising our agreements with vendors that handle personal information on our behalf. Violations of the CCPA are subject to enforcement by the California Attorney General’s office, which can seek civil penalties of $2,500 for each violation or $7,500 for each intentional violation after notice and a 30-day opportunity to cure have been provided. Enforcement activities under the CCPA by the Attorney General became effective July 1, 2020.

The implementation of GDPR on May 25, 2018, a regulation in European Union (“EU”) law on data protection and privacy for all individuals within the EU and the European Economic Area (“EEA”), can affect our obligations on the receipt, storage and use of personally identifiable information (Personal Data) attributed to individuals residing in the EU and EEA. GDPR applies to all enterprises, regardless of location, that are doing business in the EU, or that collect and analyze data tied to EU and EEA residents in connection with goods/services offered to such individuals. Some of our products and solutions are accessible internationally and such services collect Personal Data attributed to EU and EEA individuals when they engage in the use of our products and solutions. GDPR requires stringent technical and security controls surrounding the storage, use and disclosure of Personal Data, including the right to revoke consent to use, maintain, share or identify the individual through their Personal Data. GDPR is a regulation, not a directive; therefore it does not require national governments to pass any enabling legislation and is directly binding and applicable. Sanctions under GDPR for violations of certain provisions range from a warning in writing to €20 million or up to 4% of the annual worldwide turnover of the preceding financial year for that organization, whichever is greater.

We are unable to predict what changes to HIPAA, the GDPR, the CCPA or other federal or state laws or regulations might be made in the future or how those changes could affect the demand for our products and services, our business or the associated costs of compliance.

Failure to comply with any of the federal and state standards regarding patient privacy, identity theft prevention and detection and data security may subject us to penalties, including civil monetary penalties and, in some circumstances, criminal penalties. In addition, such failure may materially injure our reputation and adversely affect our ability to retain members and attract new members and, accordingly, adversely affect our financial performance.

New requirements related to the interoperability of health information technology promulgated by the Office of the National Coordinator for Health Information Technology and enforced by the HHS Office of Inspector General could increase the costs of operation and expose us to civil government sanctions.

On May 1, 2020, the Office of the National Coordinator for Health Information Technology promulgated final regulations under the authority of the 21st Century Cures Act to impose new conditions to obtain and maintain certification of certified health information technology and prohibit certain actors – developers of certified health information technology, health information networks, health information exchanges and health care providers – from engaging in activities that are likely to interfere with the access, exchange or use of electronic health information (information blocking). The final regulations further defined exceptions for activities that are permissible, even though they may have the effect of interfering with the access, exchange or use of electronic health information. The information subject to the information blocking restrictions is limited to electronic individually identifiable health information to the extent that it would be included in a designated record set.

We currently have two products that are certified as certified health information technology. Under the final regulations, we may be subject to new communication restrictions that would largely prevent us from limiting our customer’s ability to communicate about the usability, interoperability, security or user experiences relating to our certified health information technology. These new regulations may require us to review and modify current contract terms, or inform customers that offending contract terms we previously entered into are no longer effective. The new regulations may also require us to develop and execute a real world testing plan, which would require us to demonstrate to our certification body that our certified products operate as designed when implemented in the field. Failure to properly implement either of these new requirements could result in our two products losing their status as certified health information technology, which could jeopardize the utility of the products for customers.

We believe that none of our existing products or services affect the access, exchange or use of electronic information that would be considered part of a designated record set. Our products and services could, however, evolve in a manner that requires us to engage with information that would be considered part of a designated record set and therefore make us subject to the information blocking restrictions with respect to that information. On April 24, 2020, the HHS Office of Inspector General published a proposed rule to incorporate its new civil monetary penalty authority for activities that constitute information blocking. When finalized, the HHS Office of Inspector General may impose information blocking penalties against developers of certified health information technology, health information networks or health information exchanges of up to $1 million per violation. The HHS Office of Inspector General proposed that its civil monetary penalty authority for information blocking begin 60 days after it issues a final rule, but in no event before November 2, 2020.

If we become subject to regulation by the Food and Drug Administration because the functionality in one or more of our software applications causes the software to be regulated as a medical device, our financial results may be adversely impacted due to increased operating costs or delayed commercialization of regulated software products.

The Food and Drug Administration (“FDA”) has the authority to regulate products that meet the definition of a medical device under the Federal Food, Drug, and Cosmetic Act. To the extent that functionality in one or more of our current or future software products causes the software to be regulated as a medical device under existing or future FDA regulations including the 21st Century Cures Act, which addresses, among other issues, the patient safety concerns generated by cybersecurity risks to medical devices and the interoperability between medical devices, we could be required to:

•	register our company and list our FDA-regulated products with the FDA;

•	obtain pre-market clearance from the FDA based on demonstration of substantial equivalence to a legally marketed device before marketing our regulated products;

•	obtain FDA approval by demonstrating the safety and effectiveness of the regulated products prior to marketing;

•	submit to inspections by the FDA; and

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comply with various FDA regulations, including the agency’s quality system regulation, medical device reporting regulations, requirements for medical device modifications, increased rigor of the secure development life cycle in the development of medical devices and the interoperability of medical devices and electronic health records, requirements for clinical investigations, corrections and removal reporting regulations, and post-market surveillance regulations.

The FDA can impose extensive requirements governing pre- and post-market activities, such as clinical investigations involving the use of a regulated product, as well as conditions relating to clearance or approval, labeling and manufacturing of a regulated product. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes. Any application of FDA regulations to our business could adversely affect our financial results by increasing our operating costs, slowing our time to market for regulated software products, and making it uneconomical to offer some software products.

Risks Related to Our Structure

Premier, Inc. is a holding company with no material business operations of its own, and it depends on distributions from Premier LP to pay taxes, pay any cash dividends, if declared, and make share repurchases of, our Class A common stock.

Premier, Inc. is a holding company with no material operations of its own, and it currently has no independent ability to generate revenue. Consequently, Premier, Inc.’s ability to obtain operating funds currently depends upon distributions from Premier LP to Premier GP and then from Premier GP to Premier, Inc. In accordance with the LP Agreement, subject to applicable laws and regulations and the terms of Premier LP’s financing agreements, Premier GP causes Premier LP to make quarterly distributions to Premier GP to facilitate the payment of taxes, as may be required. Premier GP distributes any amounts it receives from Premier LP to Premier, Inc., and Premier, Inc. uses such amounts to pay applicable taxes. In addition, pursuant to our GPO participation agreements, Premier LP’s aggregate contractual revenue share obligation to all GPO members, which reduces the amount of funds available for Premier LP to distribute to Premier, Inc., is in the high-40% to low-50% range moving forward.

To the extent that Premier, Inc. needs funds and Premier LP is restricted from making distributions under applicable law or regulation or under the terms of our unsecured revolving credit facility or is otherwise unable to provide such funds, Premier, Inc.’s liquidity and financial condition could be materially and adversely affected. In addition, our ability to pay future cash dividends, if any, or purchase Class A common shares under any then existing share repurchase program is dependent on Premier LP’s ability to make distributions to Premier, Inc. Furthermore, the declaration and payment of future dividends by us, if any, will be at the discretion of our Board of Directors and will depend on, among other things, financial results and cash flows from Premier LP’s operations, our strategic plans and such other factors as our Board of Directors considers relevant. In addition, Premier LP is generally prohibited under Delaware law from making a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the limited partnership (with certain exceptions) exceed the fair value of its assets.

Different interests among our GPO members or between our GPO members and us, including with respect to related party transactions, could prevent us from achieving our business goals.

As of July 31, 2020, six members of our 15-member Board of Directors were affiliated with our GPO members. Certain of our GPO members could have business interests that may conflict with those of the other member-owners, which may make it difficult for us to pursue strategic initiatives that require consensus among our GPO members. In addition, our relationship with our GPO members could create conflicts of interest among the GPO members, or between the GPO members and us, in a number of areas relating to our ongoing relationships. For example, certain of our products and services compete (or may compete in the future) with various products and services of our GPO members. Except as set forth in the GPO participation agreements, there are not any formal dispute resolution procedures in place to resolve conflicts between us and a GPO member or between or among GPO members. If we are unable to resolve any actual or potential conflicts between us and a GPO member, or if we are forced to resolve one or more conflicts on terms that are less favorable to us, we may experience a material adverse effect on our business operations, financial condition and results of operations.

Our GPO members may be able to exercise significant influence over us.

As of August 11, 2020, six members of our Board of Directors are employees of GPO members. In addition, as of August 11, 2020, our GPO members beneficially own, in the aggregate, approximately 47% of our outstanding shares of Premier, Inc. Class A common stock. Based on their holdings as of August 11, 2020, our GPO members may have significant influence in election of the members of our Board of Directors and other matters requiring action by our stockholders, including amendments to our certificate of incorporation and bylaws, any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions even if such actions are not favored by our other stockholders. This concentration of ownership may also prevent a change in the composition of our Board of Directors or a change in control of our company that could deprive other stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.

Payments required under the Unit Exchange and Tax Receivable Acceleration Agreements will reduce the amount of overall cash flow that would otherwise be available to us. In addition, we may not be able to realize all or a portion of the expected tax benefits that correspond to our fixed payment obligations associated with the acceleration of our TRA.

We entered into Unit Exchange and Tax Receivable Acceleration Agreements, effective as of July 1, 2020 (the “Unit Exchange Agreements”), with a substantial majority of our member-owners. Pursuant to the terms of the Unit Exchange Agreements, we elected to terminate the TRA upon payment to the member-owners of the discounted present value of the tax benefit payments otherwise owed to them over a 15-year period under the TRA. As a result of the acceleration and termination of the TRA, we are obligated to pay our member-owners approximately $473.5 million in aggregate. Of that amount, approximately $10.6 million is expected to be paid during the first quarter of fiscal 2021 and the remaining amount, approximately $462.9 million, is payable in equal quarterly installments commencing during the quarter ending March 31, 2021 and ending in the quarter ending June 30, 2025. Due to the payments required under the Unit Exchange Agreements, our overall cash flow and discretionary funds will be reduced, which may limit our ability to execute our business strategies or deploy capital for preferred use. In addition, if we do not have available capital on hand or access to adequate funds to make these required payments, our financial condition would be materially adversely impacted.

The payments required upon termination of the TRA are based upon the present value of all forecasted future payments that would have otherwise been made under the TRA. These payments are fixed obligations of ours and could ultimately exceed the actual tax benefits that we realize. Additionally, if our actual taxable income were insufficient or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.

Our certificate of incorporation and bylaws and provisions of Delaware law may discourage or prevent strategic transactions, including a takeover of our company, even if such a transaction would be beneficial to our stockholders.

Provisions contained in our certificate of incorporation and bylaws and provisions of the Delaware General Corporation Law, or DGCL, could delay or prevent a third party from entering into a strategic transaction with us, even if such a transaction would benefit our stockholders. For example, our certificate of incorporation and bylaws:

•	divide our Board of Directors into three classes with staggered three-year terms, which may delay or prevent a change of our management or a change in control;

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authorize our Board of Directors to issue “blank check” preferred stock in order to increase the aggregate number of outstanding shares of capital stock and thereby make a takeover more difficult and expensive;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	do not permit stockholders to take action by written consent;

•	provide that special meetings of the stockholders may be called only by or at the direction of the Board of Directors, the chair of our Board or the chief executive officer;

•	require advance notice to be given by stockholders of any stockholder proposals or director nominees;

•	require a super-majority vote of the stockholders to amend our certificate of incorporation; and

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allow our Board of Directors to make, alter or repeal our bylaws but only allow stockholders to amend our bylaws upon the approval of 66 2/3% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

In addition, we are subject to the provisions of Section 203 of the DGCL which limits, subject to certain exceptions, the right of a corporation to engage in a business combination with a holder of 15% or more of the corporation’s outstanding voting securities or certain affiliated persons.

These restrictions and provisions could keep us from pursuing relationships with strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position. These restrictions could also limit stockholder value by impeding the sale of our company and discouraging potential takeover attempts that might otherwise be financially beneficial to our stockholders.

Risks Related to Our Class A Common Stock

If we fail to maintain an effective system of integrated internal controls, we may not be able to report our financial results accurately, we may determine that our prior financial statements are not reliable, or we may be required to expend significant financial and personnel resources to remediate any weaknesses, any of which could have a material adverse effect on our business, financial condition and results of operations.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Maintaining effective internal controls has been and will continue to be costly and may divert management’s attention.

We have identified material weaknesses in our internal controls over financial reporting in the past. Our future evaluation of our internal controls over financial reporting may identify additional material weaknesses that may cause us to (i) be unable to report our financial information on a timely basis or (ii) determine that our previously issued financial statements should no longer be relied upon because of a material error in such financial statements, and thereby result in adverse regulatory consequences, including sanctions by the SEC, violations of NASDAQ listing rules or stockholder litigation. In the event that we identify a material weakness in our internal control over financial reporting, we may need to amend previously reported financial statements and will be required to implement a remediation plan to address the identified weakness, which will likely result in our expending significant financial and personnel resources to remediate the identified weakness. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. The occurrence of any of these events could materially adversely affect our business, financial condition and results of operations and could also lead to a decline in the price of our Class A common stock.

The substantial number of shares of Class A common stock that were issued to member-owners in exchange for their Class B Units of Premier LP as part of the recent restructuring are currently eligible for sale, which could cause the market price for our Class A common stock to decline or make it difficult for us to raise financing through the sale of equity securities in the future.

We cannot predict the effect, if any, that market sales of shares of Class A common stock or the availability of shares of Class A common stock for sale by our member-owners will have on the market price of our Class A common stock from time to time. At June 30, 2020, we had 71,627,462 shares of our Class A common stock outstanding. On August 11, 2020, we issued an additional 50,143,414 shares of our Class A common stock to our member-owners in exchange for their Class B Units of Premier LP as part of the recent restructuring and filed a registration statement on Form S-3ASR with the SEC to facilitate the resale of such shares from by our member-owners. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline or make future offerings of our equity securities more difficult. If we are unable to sell equity securities at times and prices that we deem appropriate, we may be unable to fund our future growth.

There can be no assurance we will pay dividends on our Class A common stock at currently contemplated levels or at all, and failure to pay any such dividends could have a material adverse impact on our stock price and your investment in Premier.

We recently announced the declaration of a quarterly cash dividend on our Class A common stock. Payment of dividends at such anticipated levels will be at the discretion of our Board of Directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated capital requirements and cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. As a result, capital appreciation in the price of our Class A common stock, if any, may be your only source of gain on an investment in our Class A common stock.

Our future issuance of common stock, preferred stock, limited partnership units or debt securities could have a dilutive effect on our common stockholders and adversely affect the market value of our Class A common stock.

In the future, we could issue a significant number of shares of Class A common stock, which could dilute our existing stockholders significantly and have a material adverse effect on the market price for the shares of our Class A common stock. Furthermore, the future issuance of shares of preferred stock with voting rights may adversely affect the voting power of our common stockholders, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our common stock. The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive.

In addition to potential equity issuances described above, we also may issue debt securities that would rank senior to shares of our Class A common stock.

Upon our liquidation, holders of our preferred shares, if any, and debt securities and instruments will receive a distribution of our available assets before holders of shares of our Class A common stock. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional issuances of our Class A common stock, directly or through convertible or exchangeable securities, warrants or options, will dilute the holders of shares of our existing Class A common stock and such issuances, or the anticipation of such issuances, may reduce the market price of shares of our Class A common stock. Any preferred shares, if issued, would likely have a preference on distribution payments, periodically or upon liquidation, which could limit our ability to make distributions to holders of shares of our Class A common stock. Because our decision to issue debt or equity securities or otherwise incur debt in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future capital raising efforts.